Exhibit (a.58)

ISHARES, INC.

ARTICLES OF AMENDMENT

iShares, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of the following series of common stock of the Corporation as set forth below:

Current Name	New Name
iShares Edge MSCI Min Vol Global ETF	iShares MSCI Global Min Vol Factor ETF
iShares Edge MSCI Min Vol Emerging Markets ETF	iShares MSCI Emerging Markets Min Vol Factor ETF
iShares Edge MSCI Multifactor Emerging Markets ETF	iShares MSCI Emerging Markets Multifactor ETF
iShares ESG MSCI EM ETF	iShares ESG Aware MSCI EM ETF

SECOND: These Articles of Amendment shall be effective at 12:00 a.m. on August 17, 2020.

THIRD: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law without action by the stockholders.

FOURTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Assistant Secretary on this 11th day of August 2020.

ATTEST:	ISHARES, INC.

/s/ Lezlie Iannone	By:	/s/ Trent Walker	(SEAL)
Name: Lezlie Iannone	Name:	Trent Walker
Title: Assistant Secretary	Title:	Chief Financial Officer